Exhibit 99.1

AITX’s RAD Secures Major National Dealer, Wins Logistics Giant with Multiple RIO Mini Order

First RIO Mini Order Expands Logistics Sector

Detroit, Michigan, June 9, 2025 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, along with its wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD), today announced the signing of a new national authorized dealer, marking a significant expansion into the logistics sector. The new dealer has placed an initial order for four RIO™ Mini solar-powered security trailers, each equipped with RAD’s powerful SARA™ (Speaking Autonomous Responsive Agent), destined for one of the country’s largest logistics providers.

This latest dealer partnership represents the Company’s continued penetration of the logistics market with a dealer specifically bringing RAD solutions to them. The imminent deployment of the RIO Mini units underscores the rising demand for agile, AI-powered security solutions within the logistics sector. By aligning with a top-tier dealer serving one of the nation’s largest logistics operations, RAD is positioned to drive further adoption and expansion across a market that demands performance, reliability, and innovation.

RIO Mini is designed to deliver powerful autonomous security wherever it is needed most. Compact, solar-powered, and rapidly deployable, each unit will be fully integrated with SARA, RAD’s agentic AI-driven monitoring and response platform. SARA enables every RIO Mini to detect, analyze, and respond to security events in real time, providing the end user with continuous, interactive protection. For logistics operators managing vast properties and complex operations, this level of autonomous oversight translates into faster incident response, stronger deterrence, and a measurable reduction in traditional security costs.

“We are on track for our best quarter with growing revenues just part of the story,” said Steve Reinharz, CEO/CTO and founder of AITX and RAD. “We are thrilled to welcome this new partner and see our RIO Mini units heading straight into the heart of the logistics industry. This relationship highlights the market’s growing appetite for proven AI-driven security solutions and positions us to accelerate our expansion into critical infrastructure sectors.”

Recent industry reports show rising incidents of trespassing and theft at logistics and distribution centers, making advanced security an urgent priority across the sector1. RIO Mini, powered by the SARA platform, delivers a cost-effective solution that meets these needs directly. With real-time detection, active deterrence, and clear reporting capabilities, RIO Mini provides logistics providers with reliable, performance-driven security and monitoring. By automating surveillance and response, this solution protects high-value assets and delivers the data and accountability today’s operations require.

1 https://www.mhlnews.com/global-supply-chain/article/55273037/supply-chain-sees-high-theft-rates-in-2024

RAD invites logistics providers, security professionals, and industry leaders to discover how RIO Mini and SARA are reshaping the future of security. To learn more about RAD’s solutions or to schedule a demonstration, visit www,radsecurity.com or contact the RAD sales team today.

Sitting atop a standard RIO configuration are one or two ROSA™ units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry2 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company’s operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company’s credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

2 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/